Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Form S-3 No. 333-253229 of Washington Real Estate Investment Trust,
(2) Form S-3 No. 333-253164 of Washington Real Estate Investment Trust, and
(3) Form S-8 No. 333-211418 pertaining to the 2016 Omnibus Incentive Plan of Washington Real Estate Investment Trust;

of our reports dated February 16, 2024, with respect to the consolidated financial statements of Elme Communities and Subsidiaries and the effectiveness of internal control over financial reporting of Elme Communities and Subsidiaries included in this Annual Report (Form 10-K) of Elme Communities for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Tysons, Virginia
February 16, 2024